Exhibit 10.3
LETTER AGREEMENT AND AMENDMENT
TO
EXECUTIVE COMPENSATION AND BENEFIT PLANS
PURSUANT TO THE
TARP CAPITAL PURCHASE PROGRAM
     THIS LETTER AGREEMENT AND AMENDMENT (the “Agreement”) by and between Parkvale Financial Corporation (the “Company”), Parkvale Savings Bank (the “Bank”) and the undersigned executive officer (the “Executive”) is entered into effective as of December 23, 2008 (the “Effective Date”).
     WHEREAS, the Executive is either (1) currently deemed to be a “Senior Executive Officer” of the Company or the Bank, as defined in Section 111(b)(3) of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the regulations issued thereunder, including the regulations set forth in 31 C.F.R. Part 30 (an “SEO”), or (2) currently an executive officer and may be deemed to be a “Senior Executive Officer” of the Company or the Bank during the Participation Period as defined below;
     WHEREAS, in connection with the purchase by the United States Department of the Treasury (the “Treasury”) of preferred stock and warrants of the Company (the “Purchased Securities”), pursuant to a Letter Agreement between the Treasury and the Company dated as of December 23, 2008, which incorporates a Securities Purchase Agreement (the “Purchase Agreement”), the Company is required to comply with certain executive compensation and corporate governance standards under Section 111(b) of EESA that have been implemented by guidance or regulations issued thereunder (including the regulations set forth in 31 C.F.R. Part 30) and which are in effect as of the Closing Date (as defined in the Purchase Agreement) (such guidance and regulations are hereinafter collectively referred to as the “CPP Guidance”);
     WHEREAS, as a condition to the Closing (as defined in Section 1.2(a) of the Purchase Agreement), Section 1.2(d)(iv)(A) of the Purchase Agreement requires the Company and the Bank to adopt such changes to their compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, the “Compensation and Benefit Plans”) with respect to their SEOs (and to the extent necessary for such changes to be legally enforceable, such SEOs are required to duly consent in writing to such changes), as may be necessary, during the period that the Treasury holds an equity or debt position in the Company acquired pursuant to the Purchase Agreement (the “Participation Period”) in order to comply with Section 111(b) of EESA; and
     WHEREAS, in consideration of the benefits that the Executive will receive as a result of the Company’s participation in the Treasury’s TARP Capital Purchase Program, the Executive is willing to modify the Compensation and Benefit Plans applicable to the Executive to the extent necessary to comply with Section 111(b) of EESA, the CPP Guidance and the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, and such other consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Executive, the Company and the Bank hereby agree as follows:
     1. Amendments to the Compensation and Benefit Plans. Effective as of the Effective Date and for as long as the Executive is an SEO during the Participation Period, the

Compensation and Benefit Plans applicable to the Executive are hereby amended by this Agreement in order to comply with the executive compensation and corporate governance requirements of Section 111(b) of EESA and the CPP Guidance, and the provisions of Sections 1.2(d)(iv), 1.2(d)(v) and 4.10 of the Purchase Agreement, including as follows:
     (a) In the event that the Compensation Committee of the Board of Directors of the Company determines that any incentive compensation arrangements pursuant to which the Executive is or may be entitled to a payment encourages the Executive to take unnecessary and excessive risks that threaten the value of the Company and the Bank within the meaning of Section 111(b)(2)(A) of EESA and the CPP Guidance, including the regulations set forth in Section 30.4 Q-4 of 31 C.F.R. Part 30, then the Compensation Committee, on behalf of the Company and the Bank, shall take such action as is necessary to amend the incentive compensation arrangements in order to eliminate such encouragement, and the Executive’s incentive compensation will be determined pursuant to such amended arrangements.
     (b) Any bonus or incentive compensation paid to the Executive during the Participation Period will be subject to recovery or “clawback” by the Company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all within the meaning of Section 111(b)(2)(B) of EESA and the CPP Guidance.
     (c) In the event that any payment or benefit to which the Executive is or may become entitled under the Compensation and Benefit Plans is a “golden parachute payment” for purposes of Section 111(b)(2)(C) of EESA and the CPP Guidance, including the regulations set forth in Section 30.9 Q-9 of 31 C.F.R. Part 30, then (i) the payments or benefits to be made or provided to the Executive by the Company and the Bank during the Participation Period (or if an acquisition of the Company or the Bank occurs during the Participation Period, any payment or benefit to be made or provided by a successor to the Company or the Bank during the first year following such acquisition, as required by Section 30.11 Q-11 of 31 C.F.R. Part 30) shall be reduced by the minimum amount necessary so that none of the payments or benefits to the Executive constitute a “golden parachute payment” for purposes of Section 111(b)(2)(C) of EESA and the CPP Guidance, and (ii) the Executive shall not be entitled to receive during the Participation Period (or if an acquisition of the Company or the Bank occurs during the Participation Period, during the first year following such acquisition) any payment or benefit that would constitute a “golden parachute payment” for purposes of Section 111(b)(2)(C) of EESA and the CPP Guidance.
2. Miscellaneous.
     (a) The Executive’s execution of this Agreement shall not be determinative of the Executive’s status as an SEO.
     (b) This Agreement shall be void and without effect ab initio if the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement does not occur.
     (c) This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement.

     (d) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

ATTEST:		PARKVALE FINANCIAL CORPORATION

By:		By:
	Deborah M. Cardillo		Robert D. Pfischner
	Corporate Secretary		Chairman of the Board

ATTEST:		PARKVALE SAVINGS BANK

By:		By:
	Deborah M. Cardillo		Robert D. Pfischner
	Corporate Secretary		Chairman of the Board

ATTEST:		EXECUTIVE

By:		By:
	Deborah M. Cardillo	Name:
	Corporate Secretary	Title:

3